Exhibit 10.3

CONTRIBUTION AGREEMENT

dated as of March 31, 2008

between

CAROLINAS HOLDINGS, LLC,

CAROLINAS JV HOLDINGS, L.P.,

NOVANT HEALTH, INC.

HEALTH MANAGEMENT ASSOCIATES, INC.

and

FOUNDATION HEALTH SYSTEMS CORP.

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1	Definitions.	1
1.2	Interpretation.	6
ARTICLE II PURCHASE OF UNITS		7
2.1	Purchased Units.	7
ARTICLE III CONSIDERATION		7
3.1	Purchase Price.	7
3.2	Allocation of Purchase Price.	8
ARTICLE IV CLOSING		8
4.1	Closing.	8
4.2	Actions by the Company at Closing.	8
4.3	Actions by Contributor at Closing.	9
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND HMA		9
5.1	Capacity and Authority.	10
5.2	Consents; Absence of Conflicts with Other Agreements, Etc.	10
5.3	Binding Agreements.	10
5.4	Financial Statements.	10
5.5	Assets; Title.	11
5.6	Governmental Authorizations.	11
5.7	Medicare and Medicaid Participation; Accreditation.	12
5.8	Regulatory Compliance.	12
5.9	Contracts.	12
5.10	Intellectual Property.	12
5.11	Insurance.	13
5.12	Employee Benefit Plans.	13
5.13	Employee Relations.	13
5.14	Litigation or Proceedings.	14
5.15	Medical Staff Matters.	14
5.16	Recent Events.	15
5.17	Environmental Matters.	15
5.18	Taxes.	16
5.19	Capitalization.	16
5.20	Debt.	17
5.21	Accounts Receivable.	17
5.22	Payor Participation.	17
5.23	No Broker’s Fees.	18
5.24	Healthcare Matters.	18
5.25	Affiliate Transactions.	18
5.26	Disclosure.	19
5.27	Disclaimer of Other Representations and Warranties.	19
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR		19

i

6.1	Capacity and Authority of Contributor.	19
6.2	Consents; Absence of Conflicts with Other Agreements, Etc.	19
6.3	Binding Agreements.	20
6.4	Litigation and Proceedings.	20
6.5	Financing.	20
6.6	Regulatory Compliance.	20
6.7	Solvency	20
6.8	Knowledge of Contributor.	21
6.9	Investment; Non-Reliance.	21
6.10	No Broker’s Fees.	21
ARTICLE VII COVENANTS AND AGREEMENTS		22
7.1	Transferred Physicians.	22
7.2	Confidentiality.	27
7.3	Cooperation.	28
7.4	Taxes.	28
ARTICLE VIII INDEMNIFICATION		29
8.1	Indemnification by the Company, HMA LP, and HMA.	29
8.2	Indemnification by Contributor.	30
8.3	Indemnification Procedure.	31
8.4	Contributor’s Exclusive Remedy.	32
ARTICLE IX IN GENERAL		32
9.1	Public Disclosure.	32
9.2	Costs of Transaction.	32
9.3	Enforcement Expenses.	32
9.4	Notices.	32
9.5	Schedules and Other Instruments.	33
9.6	Governing Law.	34
9.7	Waiver of Jury Trial.	34
9.8	Benefit; Assignment.	34
9.9	No Rights in Third Parties.	34
9.10	Waivers and Consents.	34
9.11	Severability.	34
9.12	Inferences.	35
9.13	Headings.	35
9.14	Entire Agreement; Amendment.	35
9.15	Tax and Medicare Advice and Reliance.	35
9.16	Counterparts.	35

ii

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of March 31, 2008, by and between Carolinas Holdings, LLC, a Delaware limited liability company (the “Company”), Carolinas JV Holdings, L.P., a Delaware limited partnership (“HMA LP”), Health Management Associates, Inc., a Delaware corporation (“HMA”), Foundation Health Systems Corp., a North Carolina non-profit corporation which is exempt from federal income tax as an organization described in Section 501(c)(3) of the Code (“Contributor”), and Novant Health, Inc., a North Carolina non-profit corporation which is exempt from federal income tax as an organization described in Section 501(c)(3) of the Code (“Novant”).

WHEREAS, the Company is the sole member of the limited liability companies identified on Exhibit I hereto (the “Subsidiaries”);

WHEREAS, the Subsidiaries own and operate certain healthcare facilities located at the addresses set forth opposite such Subsidiary’s name on Exhibit I (each, a “Hospital Facility” and collectively, the “Hospital Facilities”);

WHEREAS, the parties desire for Contributor to make a capital contribution to the Company in the amount of Two Hundred Ninety Six Million Five Hundred Thousand Dollars ($296,500,000.00) in exchange for 27,000 units, representing 27% of the issued and outstanding Units of the Company (the “Purchased Units”), in accordance with the terms and conditions set forth in this Agreement;

WHEREAS, the parties desire for Contributor to purchase certain tangible assets of certain physician practice management entities that are Affiliates of HMA LP, for a purchase price of Three Million Five Hundred Thousand Dollars ($3,500,000), in accordance with the terms and conditions set forth in this Agreement;

WHEREAS, immediately prior to the Closing, HMA LP owned 100% of the outstanding units of the Company and immediately following the Closing, HMA LP will own 73% of the outstanding units of the Company and Contributor will own 27% of the units of the Company.

NOW, THEREFORE, for and in consideration of the premises, and the agreements, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of all of which are forever acknowledged and confessed, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.

In addition to the other definitions contained in the heading paragraph of this Agreement, the foregoing recitals and elsewhere in this Agreement, the following terms will, when used in this Agreement, have the following respective meanings:

“Affiliates” means, with respect to any Person, any Persons directly or indirectly controlling, controlled by, or under common control with, such other Person at any time during the period for which the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” has the meaning given it by the preamble.

“Clinical Affiliation Agreement” means a Clinical Affiliation Agreement between Novant and the Company to be entered into by the parties thereto at Closing, in a form mutually agreed upon by the parties thereto.

“Closing” means the consummation of the transactions contemplated by and described in Article II.

“Closing Date” has the meaning given it by Section 2.1.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, Section 4980B of the Code and Title I, Part 6 of ERISA, together with all regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning given it by the recitals.

“Confidential Information” means all information of any kind concerning the Disclosing Party or any of its Affiliates, obtained directly or indirectly from the Disclosing Party or any of its Affiliates, employees, representatives or agents in connection with the transactions contemplated by this Agreement, except information (a) ascertainable or obtained from public or published sources, (b) received from a third party not known by the Receiving Party to be under an obligation to keep such information confidential, (c) which is or becomes known to the public (other than through a breach of this Agreement), or (d) which was in the Receiving Party’s possession prior to disclosure thereof to the Receiving Party and which was not subject to any obligation to keep such information confidential.

“Contracts” has the meaning given it by Section 5.9.

“Contributor” has the meaning given it by the preamble.

“Contributor Indemnified Parties” has the meaning given it by Section 8.1.

“Data Room” means the Intralinks virtual data room, in the workspace identified as “Project Edwards”.

“Department” means the appropriate state healthcare licensing and regulatory authority or authorities in each state in which any of the Hospital Facilities operate.

“Disclosing Party” has the meaning given it by Section 7.2(a).

“Encumbrances” means liens (including deed of trust liens, mechanic’s or materialmen’s liens and judgment liens), charges, encumbrances, security interests, options, judgments or any other restrictions or third party rights.

“Environmental Law” means any Law relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution or protection of the environment, (c) the protection of human health or the environment (including air, water vapor, surface water, groundwater, drinking water supply, and surface or subsurface land), including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, the Medical Waste Tracking Act, the Hazardous Waste Materials Transportation Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Oil Pollution Act, and the Resource Conservation and Recovery Act, or (d) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, management, release, investigation, remediation, removal or disposal of, Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means with respect to any Person, any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with any other Person, as defined in Section 414 of the Code.

“Financial Statements” has the meaning given it by Section 5.4.

“GAAP” means, at any time, generally accepted United States accounting principles, methods and practices then set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, and statements and pronouncements of the Financial Accounting Standards Board, the Securities and Exchange Commission or of such other party as may be approved by a significant segment of the U.S. accounting profession, in each case as of the date or period at issue and as applied on a consistent basis.

“Governmental Authorizations” means all licenses, permits, certificates, no objection letters, clearances and other authorizations, consents and approvals of any Governmental Entity which are required to consummate any of the transactions contemplated hereby or to operate the Hospital Facility as currently operated in all material respects under any Law, including provider agreements with the Medicare and Medicaid programs (including their fiscal intermediaries) and TRICARE.

“Governmental Entity” means any local, state or federal government or political subdivision thereof, including each of their respective branches, departments, agencies, taxing authorities, commissions, boards, bureaus, courts, instrumentalities or other subdivisions, the Department, the Medicare and Medicaid programs (including their contractors or fiscal intermediaries) and TRICARE or any arbitrator or arbitral body.

“Hazardous Substances” means any matter or material containing any substance, constituents or wastes (infectious or otherwise), whether solid, liquid or gaseous, (a) that is listed, defined, designated or classified as hazardous or toxic under any Environmental Law, (b) the presence of which may require investigation or remediation under any Environmental Law, or (c) that is otherwise legally regulated by a Governmental Entity that enforces Environmental Laws.

“HMA” has the meaning given to it in the preamble.

“HMA Indemnified Parties” has the meaning given it by Section 8.2.

“HMA LP” has the meaning given it by the preamble.

“Hospital Facility” has the meaning given it by the recitals.

“Intellectual Property” means patents, applications for patents, copyrights, licenses, assumed names, trade names, trademark and/or service mark registrations and applications therefor, trademarks, service marks, software, firmware, embedded microcontrollers in non-computer equipment and other information technology, procedures, instructions, inventions, trade secrets, know-how and all other proprietary information.

“IRS” means the U.S. Internal Revenue Service.

“Law” means any applicable law, statute, ordinance, rule, regulation, directive, requirement, code, order, judgment, injunction, decree or judicial or administrative doctrine promulgated or issued by any Governmental Entity.

“License Agreement” means a License Agreement between Novant and the Company to be entered into by the parties thereto at Closing, in a form mutually agreed upon by the parties thereto.

“Losses” means damages, claims, losses, material diminution in value solely to the extent resulting from a breach of the representations set forth in Section 5.4 hereof, assessments, taxes, charges, actions, suits, proceedings, deficiencies, interest, penalties and reasonable costs and expenses associated therewith (including reasonable attorneys’ fees, litigation costs, removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring), whether asserted by a party to this Agreement or by a third party, and is further defined in Section 8.3(b).

“Management Agreement” means a Management Agreement between an Affiliate of HMA and the Company, to be entered into by the parties thereto at Closing, in a form mutually agreed upon by the parties thereto.

“Managed Care Agreement” means a Managed Care Agreement between Novant and the Company and/or the Subsidiaries, to be entered into by the parties thereto at Closing, in a form mutually agreed upon by the parties thereto.

“Material Adverse Effect” means, individually or in the aggregate, a material adverse effect on the assets, operations, results of operations or condition (financial or otherwise) of the Company, a Subsidiary, or a Hospital Facility, provided, however, that, notwithstanding anything to the contrary contained in this Agreement, the following will be presumed not to constitute a Material Adverse Effect; (a) general economic or industry conditions; (b) changes or proposed changes to any Law, reimbursement rates or policies of Governmental Entities; (c) requirements, reimbursement rates, policies or procedures of third party payors or accreditation commissions or organizations that are generally applicable to hospitals or healthcare facilities within the United States or a state in which a Hospital Facility operates; or (d) state or federal statutory or regulatory changes that are generally applicable to hospitals or healthcare facilities within the United States or a state in which a Hospital Facility operates.

“Material Contract” means any Contract that (i) involves payments in excess of $100,000 before it can be terminated, or (ii) is not terminable by the Company or the applicable Subsidiary without cause within 120 days.

“Medicaid” means, with respect to each Subsidiary, the Medicaid program in effect in the state where such Subsidiary’s Hospital Facility operates as administered by the applicable Department in such state.

“Novant” has the meaning given to it in the preamble.

“Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company to be entered into by the Company, HMA LP and Contributor at Closing, in a form mutually agreed upon by the parties thereto.

“Ordinary Course of Business” means as follows: an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action (a) is consistent in nature, scope, and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (b) does not require authorization by the Board of Directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (c) is not materially different in nature, scope and magnitude from actions customarily taken, without any separate or special authorization, in the ordinary course of normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Person” means an individual, a corporation, a partnership, a joint venture, a limited liability company, an association, a foundation, a trust or any other entity or organization.

“Permitted Encumbrances” has the meaning given it by Section 5.5(b).

“Physician Losses” has the meaning given it by Section 7.1(e).

“Plan” has the meaning given it by Section 5.12.

“PPM Assets” has the meaning given it by Section 7.1(g).

“Purchased Units” has the meaning given it by the recitals.

“Purchase Price” has the meaning given it by Section 3.1.

“Receiving Party” has the meaning given it by Section 7.2(a).

“Restructuring Transactions” means those certain contributions, conversions, and other transactions effectuated by HMA and its Affiliates with respect to the Subsidiaries in connection with and prior to the consummation of the transactions contemplated hereby.

“Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” and “Subsidiaries” means the limited liability companies identified on Exhibit I hereto, which have recently converted from corporations to limited liability companies as part of the Restructuring Transactions. References to a “Subsidiary” or the “Subsidiaries” shall be deemed to mean the corporations which converted into the aforesaid limited liability companies for the purposes of Company’s, HMA LP’s, and/or HMA’s warranties, representations, and covenants hereunder.

“Taxes” has the meaning given it by Section 5.18.

“Threshold Amount” has the meaning given it by Section 8.1.

“Transferred Physicians” has the meaning given it by Section 7.1.

“Transaction Documents” means this Agreement and the other agreements entered into in connection with the consummation of the transactions contemplated hereby, including the Operating Agreement, the License Agreement, the Managed Care Agreement and the Clinical Affiliation Agreement.

“WARN Act” means the Worker Adjustment and Retraining Notification Act.

1.2	Interpretation.

(a) The words “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) References to “Articles” and “Sections” are to the Articles or Sections of this Agreement, and references to “Schedules” are to the Schedules annexed hereto, or subsequently supplied pursuant to Section 9.5;

(c) References to a “party” means a party to this Agreement and include references to such party’s successors and permitted assigns;

(d) References to a “third party” means a Person not party to this Agreement;

(e) Any of the terms defined herein may, unless the context requires otherwise, be used in the singular or the plural depending on the reference;

(f) The masculine pronoun includes the feminine and the neuter, as appropriate in the context;

(g) With respect to any matter or thing, the terms “including” or “includes” means including but not limited to such matter or thing;

(h) The term “Company’s knowledge” means the actual knowledge of the Divisional Vice President of HMA and the Divisional Chief Financial Officer of HMA responsible for the applicable Subsidiary or Hospital Facility, HMA’s Corporate Comptroller, and the Chief Executive Officer and Chief Financial Officer of each Subsidiary, in each case after reasonable investigation if, and to the extent, investigation is appropriate; and

(i) References to any “Law” are references to that law as of the date hereof and the Closing Date, and all rules and regulations promulgated thereunder.

ARTICLE II

PURCHASE OF UNITS

2.1	Purchased Units.

The Closing of the transactions contemplated by this Agreement shall take place on the date hereof (the “Closing Date”), effective following the completion of all of the Restructuring Transactions. Subject to the terms and conditions contained in this Agreement, at Closing the Company will sell to Contributor and Contributor will purchase from the Company the Purchased Units.

ARTICLE III

CONSIDERATION

3.1	Purchase Price.

The aggregate amount being contributed by the Contributor to the Company for the Purchased Units and the PPM Assets is Three Hundred Million Dollars ($300,000,000.00) (the “Purchase Price”). At Closing Contributor shall pay the Purchase Price to the Company by the wire transfer of immediately available funds to one or more accounts designated by the Company.

Inasmuch as the Company is a new entity and has yet to establish bank accounts, all parties acknowledge that the Purchase Price will be wired by Contributor to HMA, which will receive the Purchase Price on behalf of the Company, and payment to HMA will be deemed payment of the Purchase Price to the Company from Contributor. HMA will provide the Purchase Price to the Company, and distribute and apply it as set forth in Section 5.1(a) of the Operating Agreement.

3.2	Allocation of Purchase Price.

The allocation of the Purchase Price among the Subsidiaries and the PPM Assets is set forth in Schedule 3.2 hereto.

ARTICLE IV

CLOSING

4.1	Closing.

Closing is taking place at the Atlanta, Georgia offices of Nelson Mullins Riley & Scarborough LLP at 9:00 a.m., local time, on the Closing Date. The transactions shall be deemed effective for all purposes as of 11:59 p.m. on the Closing Date.

4.2	Actions by the Company at Closing.

At Closing and unless otherwise waived by Contributor, the Company will deliver to Contributor the following:

(a) certificates representing all of the Purchased Units;

(b) copies of resolutions duly adopted by the General Partner of HMA LP and the sole member of the Company authorizing and approving the consummation of the transactions contemplated hereby and the execution and delivery of this Agreement and the other documents described herein, certified as true, complete and in full force and effect as of Closing by a duly authorized officer of HMA LP or the Company, as applicable;

(c) certificate of incumbency of the officers of the general partner of HMA LP and of the Company executing this Agreement and the other documents described herein, dated as of the Closing Date;

(d) the Operating Agreement, and any agreements to be executed pursuant thereto, duly executed by the Company and HMA LP;

(e) the Managed Care Agreement duly executed by each of the Subsidiaries;

(f) the License Agreement duly executed by the Company;

(g) the Clinical Affiliation Agreement duly executed by the Company;

(h) evidence of the completion of the Restructuring Transactions;

(i) a commitment from the agent administering HMA’s secured credit facility that it will release any Encumbrances with respect to the Hospital Facilities, assets utilized by the Company or the Hospital Facilities, or shares or other ownership interests in the Subsidiaries securing such credit facility, together with an undertaking from HMA to obtain and deliver within sixty (60) days following the Closing Date the release of any other liens with respect to the Hospital Facilities or assets utilized by them that do not constitute Permitted Encumbrances, each in form and content reasonably satisfactory to Contributor; and

(j) a legal opinion of the Senior Vice President and General Counsel of HMA and HMA LP, in a reasonable form agreed to by the parties;

(k) such other instruments and documents as Contributor may reasonably request.

4.3	Actions by Contributor at Closing.

At Closing and unless otherwise waived by the Company or HMA LP, Contributor will deliver to the Company and HMA LP the following:

(a) payment of the Purchase Price in immediately available federal funds;

(b) copies of resolutions duly adopted by the Board of Directors of Contributor, authorizing and approving the consummation of the transactions contemplated hereby and the execution and delivery of this Agreement and the other documents described herein, each certified as true, complete and in full force and effect as of Closing by a duly authorized officer of Contributor;

(c) certificate of incumbency of the officers of Contributor executing this Agreement and the other documents described herein, each dated as of the Closing Date;

(d) the Operating Agreement, and any agreements to be executed pursuant thereto, duly executed by Contributor;

(e) the Managed Care Agreement duly executed by Novant;

(f) the License Agreement duly executed by Novant;

(g) the Clinical Affiliation Agreement duly executed by Novant;

(h) a legal opinion of the Senior Vice President and General Counsel of Novant and Contributor, in a reasonable form agreed to by the parties; and

(i) such other instruments and documents as the Company or HMA LP may reasonably request.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND HMA

As of the date hereof, the Company, HMA LP, and HMA jointly and severally hereby represent and warrant to Contributor as follows:

5.1	Capacity and Authority.

HMA LP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. HMA is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each Subsidiary is a limited liability company duly organized, validly existing and in good standing under the laws of its state of formation. HMA, HMA LP and the Company have all requisite corporate power and authority to enter into this Agreement and the other documents contemplated hereby and to perform their respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other documents contemplated hereby by the Company, HMA LP, and HMA and the consummation by the Company, HMA LP, and HMA of the transactions contemplated hereby and thereby, are within the powers of the Company, HMA LP, and HMA respectively, and have been duly authorized by all appropriate corporate or other action.

5.2	Consents; Absence of Conflicts with Other Agreements, Etc.

The Company’s, HMA LP’s, and HMA’s execution and delivery of this Agreement and the other documents contemplated hereby and their performance of this Agreement and the other documents contemplated hereby, and the consummation by the Company, HMA LP, and HMA of the transactions contemplated hereby and thereby: (a) do not require any approval or consent of, or declaration or filing with, any Governmental Entity, except for Governmental Authorizations expressly provided for by this Agreement; and (b) will not violate, conflict with or constitute on the part of the Company, HMA LP, or HMA a breach of or a default under the its respective Operating Agreement, Limited Partnership Agreement or Bylaws, as the case may be, any existing Law or judgment of any Governmental Entity or, except as will not cause a Material Adverse Effect, any Material Contract.

5.3	Binding Agreements.

This Agreement and any other agreements or instruments to which the Company, HMA LP, or HMA will become a party pursuant hereto are and will constitute the valid and legally binding obligations of the Company, HMA LP, or HMA and are and will be enforceable against the Company, HMA LP, or HMA as applicable, in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other Laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.

5.4	Financial Statements.

Attached hereto as Schedule 5.4 are the following financial statements of each Subsidiary (collectively, the “Financial Statements”): (a) the unaudited balance sheets of the Subsidiary as of December 31, 2007 (the “Most Recent Balance Sheet”), and the related unaudited income statements for the year then ended. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, and conform to GAAP, provided that the Financial Statements do not reflect normal year-end adjustments and do not contain footnotes or other exceptions. The balance sheets included in the Financial Statements present fairly in all material respects the financial condition of the applicable Subsidiary at the dates indicated thereon, and the income statements included in the Financial Statements present fairly in all material respects the results of operations of the applicable Subsidiary for the periods indicated thereon, subject to normal year end adjustments that, except as set forth on Schedule 5.16, do not in the aggregate exceed $1,000,000. The Schedule of Hospital Cash Collections included in Schedule 5.4 (but not constituting a part of the Financial Statements) is true and correct in all material respects, and fairly presents in all material respects the cash collections of each Subsidiary for the periods indicated thereon.

5.5	Assets; Title.

Subject to the penultimate sentence of this Section 5.5, each Subsidiary holds good and marketable fee simple, or leasehold title or interest in the case of property held under lease, to the material assets, real, personal or mixed, tangible and intangible, shown on the its Most Recent Balance Sheet, subject only to: (i) obligations created by the Contracts; (ii) those Encumbrances disclosed on Schedule 5.5; (iii) other Encumbrances (including easements, covenants, licenses and other restrictions) which shall not materially interfere with the operation of, materially and adversely affect the value of, or result in a Material Adverse Effect with respect to, the Subsidiaries or the Hospital Facilities; (iv) mechanics’, materialmen’s, and similar liens, (v) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (vi) liens securing rental payments under capital lease arrangements, and (vii) zoning, building codes, and other land use laws regulating the use or occupancy of the property or facilities operated by the Hospital Facilities or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such property (collectively, “Permitted Encumbrances”). The Company has the unrestricted right to cause the issuance of the Units to the Contributor hereunder, and the Purchased Units when issued to Contributor will be fully paid, non-assessable, and free and clear of Encumbrances, except as may exist pursuant to the Operating Agreement. Upon the release of liens by the agent administering HMA’s senior credit facility as required pursuant to Section 4.2(i) and Section 7.5 hereof, each of the Subsidiaries will hold good and marketable fee simple title, good and marketable fee simple, or leasehold title or interest in the case of property held under lease, to the material assets, real, personal or mixed, tangible and intangible, shown on its Most Recent Balance Sheet, subject only to Permitted Encumbrances. Upon the release of liens by the agent administering HMA’s senior credit facility as required pursuant to Section 4.2(i) and Section 7.5 hereof, the Company will hold good and marketable fee simple title to the ownership interests of each Subsidiary free and clear of all Encumbrances, other than as may exist pursuant to the Operating Agreement.

5.6	Governmental Authorizations.

Each Hospital Facility is duly licensed in the state in which it operates. The Subsidiaries have all material Governmental Authorizations necessary to operate the Hospital Facilities as currently operated and all other material rights, privileges, franchises, certificates and applications relating to the operation of the Hospital Facilities, all of which are in good standing and, to the Company’s knowledge, not subject to meritorious challenge.

5.7	Medicare and Medicaid Participation; Accreditation.

Each Hospital Facility is qualified for participation in the Medicare and Medicaid programs and has current and valid provider agreements with the Medicare and Medicaid programs. To the Company’s knowledge, and except as set forth on Schedule 5.24, each Hospital Facility is in substantial compliance with the conditions of participation in the Medicare and Medicaid programs, and there are no investigations or failures of compliance (whether or not substantial) which might reasonably be expected to affect such Hospital Facility’s continuing participation in such programs after Closing. The general acute care hospitals included among the Hospital Facilities are currently accredited by the Joint Commission on Accreditation of Health Care Organizations.

5.8	Regulatory Compliance.

Each Hospital Facility is, and for the previous three (3) years has been, in substantial compliance with all Laws of all Governmental Entities having jurisdiction over such Hospital Facility and the operations thereof, including all Laws relating to billing and all Laws of or administered by the Department, the Medicare and Medicaid programs (including their respective fiscal intermediaries) and TRICARE, and such Hospital Facility has filed on a timely basis all reports, data and other information required to be filed with such Governmental Entities.

5.9	Contracts.

Schedule 5.9 lists certain commitments, contracts, agreements, real estate leases, capital leases and operating leases, relating exclusively to the operation of the Hospital Facilities (collectively, the “Contracts”). To Company’s knowledge, each of the Material Contracts is included on Schedule 5.9 and constitutes the valid and legally binding obligation of the applicable Subsidiary or Hospital Facility and is enforceable against such Subsidiary or Hospital Facility in accordance with its terms except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other Laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity. Each of the Material Contracts constitutes the entire agreement of the respective parties thereto relating to the subject matter thereof. All obligations required to be performed under the terms of the Material Contracts by the applicable Subsidiary or Hospital Facility have, to the Company’s knowledge, been performed, no act or omission has occurred or failed to occur which, with the giving of notice, the lapse of time or both would constitute a default by the applicable Subsidiary, the Hospital Facility, or any HMA Affiliate under any of the Material Contracts that would have a Material Adverse Effect on a Subsidiary or a Hospital Facility.

5.10	Intellectual Property.

No Subsidiary or HMA Affiliate has granted any outstanding licenses or other rights to any Intellectual Property in any way relating to the Hospital Facilities. No Subsidiary or HMA Affiliate is liable, nor has it made any contract whereby it may become liable, to any Person for any future royalty or other compensation for the use of any Intellectual Property in any way relating to the Hospital Facilities. No Hospital Facility or HMA Affiliate directly or indirectly owning a Hospital Facility has (a) materially infringed upon, misappropriated, or otherwise come into conflict with the Intellectual Property Rights of third parties or (b) received any charge, complaint, claim, demand, or notice alleging the same. None of the rights of the Subsidiaries in, to or under any of their Intellectual Property will be materially adversely affected by consummation of the transactions contemplated hereby. No Subsidiary has received any notice or claim of infringement of any Intellectual Property of any other Person. Each Subsidiary owns or has the unencumbered right to use pursuant to a valid and enforceable license, sublicense, agreement, or permission all material Intellectual Property necessary for the operation of the Hospital Facility it operates as presently operated.

5.11	Insurance.

Each Subsidiary or its Affiliates maintains, and for the past three (3) years has maintained, insurance policies (or self insurance as described below) covering the ownership and operations of the Hospital Facility it operates, and such insurance is comparable with that maintained by others in the industry. Schedule 5.11 sets forth a description of self-insurance arrangements. All of such policies, or similar replacement policies, are in full force and effect with no premium arrearages. With respect to self-insurance arrangements, the reserves set forth on the Financial Statements are adequate (and the reserves to be set forth in the books of each Subsidiary as of the Closing Date will be adequate and will have been prepared in accordance with GAAP) to cover all liabilities with respect to such self-insurance arrangements.

5.12	Employee Benefit Plans.

Except for those plans or arrangements set forth in Schedule 5.12, neither the Company nor any Subsidiary maintains any pension, profit sharing, deferred compensation, bonus, retirement, severance, incentive or other employee pension, health or welfare benefit plan, agreement or arrangement (each, a “Plan”). The form of all Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, and such Plans have been operated in material compliance with such laws and the written Plan documents. All required contributions to, and premium payments on account of, each such Plan have been made on a timely basis. No Plan fiduciary nor any Plan has engaged in any transaction in violation of Section 406 of ERISA or any “prohibited transaction” (as defined in Section 4975(c)(1) of the Code) and there has been no “reportable event” (with respect to Section 4043 of ERISA) with respect to any Plan. Neither the Company nor any Subsidiary has ever contributed to, or had an obligation to contribute to, any multiemployer plan (within the meaning of section 3(37) of ERISA) or any plan subject to Title IV of ERISA. The Company and each Subsidiary has at all times complied and currently complies in all material respects with the applicable continuation requirements for its welfare benefit plans, including COBRA and any applicable state statutes mandating health insurance continuation coverage for employees.

5.13	Employee Relations.

(a) All Persons employed at the Hospital Facilities are the at-will employees of a Subsidiary; (b) there is no pending or, to the Company’s knowledge, threatened employee strike, picketing work stoppage or slowdown or labor dispute at the Hospital Facilities; (c) no collective bargaining agreement exists or other labor union contract or is being negotiated by a Subsidiary, and to the Company’s knowledge, no employee employed at the Hospital Facilities is represented by a labor union; and (d) there are no pending or, to the Company’s knowledge, threatened unfair labor practices claims, equal employment opportunity claims, human rights or civil rights complaints, wage and hour claims, unemployment compensation claims, workers’ compensation claims, federal or state OSHA citations or the like with respect to a Hospital Facility. Since December 31, 2007, no officer’s employment with a Subsidiary has been terminated for any reason nor has any such officer notified a Subsidiary or a Hospital Facility of his or her intention to resign or retire and, to the Company’s knowledge, no officers have such intentions. To the Company’s knowledge, no officer of a Subsidiary is bound by any contractual obligation that would prohibit his or her ability to continue to be employed by the Subsidiary following the Closing. None of the Subsidiaries are liable for any payment to any trust or other fund or to any governmental or administrative authority with respect to unemployment compensation benefits, Social Security, or other benefits for employees or former employees, except as arise in the Ordinary Course of Business. No Subsidiary has, within the three (3) years prior to the date of this Agreement, taken any action that alone or combined with any other action of such Subsidiary or the Hospital Facility which it operates during any ninety (90) day period, could reasonably be construed as a “plant closing” or “mass layoff” within the meaning of the WARN Act.

5.14	Litigation or Proceedings.

There are no claims, actions, arbitrations, suits or hearings, grievances, or proceedings pending or, to the Company’s knowledge, threatened and, to the Company’s knowledge, there are no investigations pending or threatened, against (a) a Subsidiary, or (b) a Hospital Facility, at law or in equity, either before or by any Governmental Entity. Without limiting the foregoing, there is no action, suit or proceeding, and to the Company’s knowledge, no inquiry or investigation by or before any Governmental Entity pending or threatened against a Subsidiary or a Hospital Facility which: (i) seeks to prohibit, restrain or enjoin the execution and delivery of this Agreement; (ii) questions the validity or enforceability of this Agreement; (iii) questions the power or authority of the Company, HMA LP, or HMA to carry out the transactions contemplated by, or to perform its obligations under, this Agreement; or (iv) would result in any change which would limit the ability of the Company, HMA LP, or HMA to perform any of its obligations hereunder.

5.15	Medical Staff Matters.

HMA LP has heretofore made available to Contributor true, correct and complete copies of the bylaws and rules and regulations of the medical staffs of the Hospital Facilities. Except as heretofore disclosed to Contributor to the extent permitted by Law and without waiving any privilege of confidentiality, there are no pending or, to the Company’s knowledge, threatened disputes with applicants, staff members, former staff members, or health professional affiliates of any Hospital Facility, and all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired.

5.16	Recent Events.

Except as set forth on Schedule 5.16, since December 31, 2007, the business of each of the Subsidiaries and the Hospital Facilities has been conducted in the Ordinary Course of Business and there has not been:

(a) any Material Adverse Effect;

(b) any material damage, destruction or loss (whether or not covered by insurance) adversely affecting the Hospital Facilities (as a whole) or any material portion of the Company or its Subsidiaries;

(c) any sale, assignment, transfer or disposition of any item of plant, property or equipment of a Hospital Facility having a value in excess of One Hundred Thousand Dollars ($100,000.00), except sales in the Ordinary Course of Business;

(d) any material change in any accounting principles or policies relating to or affecting a Hospital Facility;

(e) any material change in the conduct of the business of a Hospital or a Subsidiary;

(f) any increase in the indebtedness with respect to a Subsidiary or Hospital Facility, other than such as may occur in the Ordinary Course of Business;

(g) any change or revocation of a material tax election or accounting method;

(h) any declaration, commitment, or setting aside or payment of any dividend or other distribution with respect to any equity interests of the Company or prior owner of a Subsidiary, or entered into or performed any other transaction with, or for the benefit of, the Company or an Affiliate of the Company; or

(i) any contract by a Subsidiary to do any of the foregoing.

As of the date hereof, the working capital of each Subsidiary is sufficient to support the operations of each Subsidiary’s business in view of the size and scope of that business.

5.17	Environmental Matters.

To the Company’s knowledge: (a) the Subsidiaries have complied in all material respects with all Environmental Laws with respect to the Hospital Facility which such Subsidiary operates, and such Hospital Facility is not in material violation of any Environmental Laws; (b) no Subsidiary has with respect to the Hospital Facility which it operates released any Hazardous Substances in a manner that has violated any Environmental Laws; (c) none of the following exists at any property or facility owned or operated by the Company and used in the operation of the Hospital Facilities: (i) any underground storage tanks, as defined in 42 U.S.C. §6991(10), whether empty, filled or partially filled with any substance, or (ii) any unencapsulated asbestos or any material that contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, which would, in its present state, pose a danger to human health; (d) no Subsidiary has received with respect to the Hospital Facility which it operates any request for information, notice or order alleging that it may be a potentially responsible party under any Environmental Laws for the investigation or remediation of a release or threatened release of Hazardous Substances; and (e) there is no lien, notice, litigation or, to the knowledge of the Company, threat of litigation relating to an alleged unauthorized release of any Hazardous Substance on, about or beneath the property or facility owned or operated by a Hospital Facility, or the migration of any Hazardous Substance to or from property adjoining or in the vicinity of such property, or alleging any obligation under Environmental Laws. The applicable Subsidiary holds each material Governmental Authorization required under Environmental Laws in connection with the operation of the Hospital Facilities, all of which Governmental Authorizations are in good standing and, to the Company’s knowledge, not subject to meritorious challenge.

5.18	Taxes.

The Company and the Subsidiaries have: (i) filed on a timely basis or extended all Returns required to be filed by it with respect to all federal, state and local income, payroll, withholding, excise, sales, use, ad valorem, real and personal property, use and occupancy, business and occupation, mercantile, real estate, capital stock and franchise or other taxes (all the foregoing, including penalties and interest thereon and estimated taxes, being collectively called “Taxes”); (ii) paid all Taxes shown to have become due pursuant to such Returns; and (iii) paid all other Taxes for which a notice of assessment or demand for payment has been received (other than Taxes that are being contested in good faith and in accordance with appropriate procedures). Neither the Company nor any Subsidiary has received any notice of any proposed assessments of Taxes against it, or of any proposed adjustments to any Returns filed by it.

5.19	Capitalization.

(a) All of the issued and outstanding units of the Company have been duly authorized, are validly issued, fully paid and non-assessable, and are held of record and beneficially owned by HMA LP, free and clear of any restrictions on transfer, other than any restrictions under the Securities Act and state securities laws or Permitted Encumbrances.

(b) There are no pre-emptive rights, right of first refusal, or other similar rights with respect to any equity interest in the Company or any of the Subsidiaries. Upon the release of liens contemplated by Section 4.2(i), there will be no encumbrances on the ownership, transfer or voting of any equity interest in either the Company or any of the Subsidiaries, or otherwise affecting the rights of any holder of the equity interest in such Company or the Subsidiaries. Except for the transactions contemplated hereunder, there is no contractual obligation or provision in the organizational documents of the Company or of any of the Subsidiaries which obligates it to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of any equity interest in such Company or any of the Subsidiaries. Neither the Company nor any of the Subsidiaries owns any equity interests in, and is not a party to any contractual obligation to purchase any equity interests in, any Person, and there is no contractual obligation of the Company or any of the Subsidiaries which obligates it to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. There are no existing rights with respect to registration under any Securities Act of any equity interest of the Company or the Subsidiaries. There are no securities convertible into or exchangeable for equity interests in either the Company or any of the Subsidiaries.

5.20	Debt.

Except as set forth in the financial statements, Company and the Subsidiaries have no liabilities or indebtedness other than liabilities that have been incurred subsequent to December 31, 2007 in the Ordinary Course of Business.

5.21	Accounts Receivable.

All accounts and notes receivable reflected on the Financial Statements and all accounts and notes receivable arising subsequent to the financial statements on or prior to the Closing Date, have arisen or will arise in the Ordinary Course of Business, represent or will represent valid, binding, and enforceable obligations to the Subsidiary.

5.22	Payor Participation.

All of the Subsidiaries (i) are certified for participation and reimbursement under Titles XVIII and XIX of the Social Security Act (the “Medicare and Medicaid Programs”) and the TRICARE Program (the Medicare and Medicaid Programs, the TRICARE Program and such other similar Federal, State or local reimbursement or governmental programs for which the Subsidiaries are eligible (including “Federal Health Care Programs” as defined in 42 U.S.C. §1320a-7b(f)), are referred to collectively as the “Governmental Programs”); (ii) currently participate in the Governmental Programs pursuant to provider agreements (the “Provider Agreements”) and receive payments from private, nongovernmental programs (including any private insurance program) (such private, nongovernmental programs are referred to collectively as “Private Programs”); (iii) are in good standing with the Governmental Programs and Private Programs; and (iv) have no outstanding overpayments or refunds due to Governmental Programs or Private Programs, individually in excess of $75,000.00, or in the aggregate in excess of $500,000.00. The Subsidiaries have timely filed all claims and reports required to be filed prior to the date hereof with respect to the Governmental Programs and Private Programs, all fiscal intermediaries and/or carriers and other insurance carriers, and all such claims and reports are complete and accurate in all material respects. Schedule 5.22 sets for a correct and complete list of all additional document requests made by Governmental Programs or Private Programs to which the Subsidiaries have not responded, and all denials of claims currently being appealed by the Subsidiaries. The Subsidiaries have paid or caused to be paid all known and undisputed refunds, overpayments, discounts, or adjustments that have become due pursuant to such claims and reports, have not claimed or received reimbursements from Governmental Programs or Private Programs in excess of amounts permitted by applicable Law, and are not subject to any rights of offset and, to the Company’s knowledge, have no liability under any Governmental Program or Private Program other than any refund, overpayment, discount, or adjustment that occurs in the Ordinary Course of Business. Except as disclosed in Schedule 5.22, since December 31, 2007, no Subsidiary has been audited, surveyed, or otherwise examined in connection with any Governmental Program or Private Program.

5.23	No Broker’s Fees.

Neither HMA LP nor any of its Affiliates has employed any investment banker, finder, broker, agent or other intermediary in connection with the negotiation or consummation of this Agreement or of any of the transactions contemplated hereby as to which Contributor or any of its respective Affiliates may have any liability for broker’s, finder’s, financial advisory or similar fees.

5.24	Healthcare Matters.

(a) To Company’s knowledge, no Subsidiary is in violation of the applicable requirements of the standards for Privacy or Security of Individually Identifiable Health Information, which were promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the implementing regulations thereunder.

(b) Except as set forth on Schedule 5.24, no Subsidiary, nor to the Company’s knowledge, any director, officer or employee of a Subsidiary or, to the Company’s knowledge, any other Party (including, without limitation, any agent of a Subsidiary) to any contract with a Subsidiary who furnishes services or supplies that may be reimbursed in whole or in part under any Governmental Program.

(i) Has been convicted or charged with any violation of any Law related to any Governmental Program;

(ii) Has been convicted of, charged with, or investigated for any violation of Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or controlled substances; or

(iii) Is excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any Governmental Program or has committed any violation of Law that is reasonably expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility.

5.25	Affiliate Transactions.

Schedule 5.25 lists all intercompany transactions between the Subsidiaries and their Affiliates, or the Company and its Affiliates, entered into in the past twelve (12) months. Except as set forth on Schedule 5.25, no officer or director or Affiliate of a Subsidiary or the Company or, to Company’s knowledge, any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any material beneficial interest, is a party or has been a party within the prior three (3) years to any contractual obligation, commitment or transaction with the Company, or their Subsidiaries or has any interest in any property used by the Company or the Subsidiaries.

5.26	Disclosure.

Neither this Article V, the Exhibits or Schedules attached hereto or any of the written statements, documents, certificates supplied to Contributor or its Affiliates by or on behalf of the Company or the Subsidiaries in connection with the transactions contemplated hereby contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, in light of the circumstances in which they were made, not misleading in any material respect.

5.27	Disclaimer of Other Representations and Warranties.

Except as expressly set forth in this Article V, neither HMA, HMA LP, the Company, the Subsidiaries, nor any Affiliates of HMA, HMA LP, the Company or the Subsidiaries make any representation or warranty, express or implied, at law or in equity, in respect of any of their assets, liabilities or operations. Neither HMA, HMA LP, the Company, the Subsidiaries, nor any Affiliates of HMA LP, the Company or the Subsidiaries make any representation or warranty about any due diligence materials provided to the Contributor. Contributor hereby acknowledges and agrees that, except to the extent specifically set forth in this Article V, Contributor is acquiring the PPM assets on an “as-is, where-is” basis.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR

As of the date hereof, Contributor and Novant hereby jointly represent and warrant to the Company, HMA LP, and HMA as follows:

6.1	Capacity and Authority of Contributor.

Contributor and Novant are each non-profit corporations organized, validly existing and in good standing under the laws of the State of North Carolina. Contributor and Novant each has all requisite power and authority to enter into this Agreement and the other documents contemplated hereby, and to perform their respective obligations hereunder and thereunder. Contributor’s and Novant’s execution, delivery and performance of this Agreement and the other documents contemplated hereby, and the consummation by Contributor of the transactions contemplated hereby and thereby, are within Contributor’s and Novant’s powers respectively, and have been duly authorized by all appropriate action.

6.2	Consents; Absence of Conflicts with Other Agreements, Etc.

Contributor’s and Novant’s execution, delivery and performance of this Agreement and the other documents contemplated hereby, and the consummation by Contributor and Novant of the transactions contemplated hereby and thereby: (a) do not require any approval or consent of, or declaration or filing with, any Governmental Entity, except for Governmental Authorizations expressly provided for by this Agreement or notices of the transaction to Governmental Entities regulating certificate of need matters; and (b) will not violate, conflict with or constitute on the part of Contributor or Novant a breach of or a default under their respective Certificates of Incorporation or Bylaws, any existing Law or judgment of any Governmental Entity, or any agreement, arrangement, indenture, mortgage or lease to which Contributor, Novant or their respective Affiliates are subject.

6.3	Binding Agreements.

This Agreement and any other agreements or instruments to which Contributor or Novant will become a party pursuant hereto are and will constitute the valid and legally binding obligations of Contributor or Novant, as the case may be, and are and will be enforceable against Contributor or Novant, as applicable, in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other Laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.

6.4	Litigation and Proceedings.

There is no action, suit, proceeding, inquiry or investigation by or before any Governmental Entity pending or, to Contributor’s or Novant’s knowledge, threatened against Contributor or Novant which: (a) seeks to prohibit, restrain or enjoin the execution and delivery of this Agreement; (b) questions the validity or enforceability of this Agreement; (c) questions the power or authority of Contributor or Novant to carry out the transactions contemplated by, or to perform its obligations under, this Agreement; or (d) would result in any change which would limit the ability of Contributor or Novant to perform any of their respective obligations hereunder.

6.5	Financing.

Contributor now has and will have at Closing (by means of cash, cash equivalents or presently existing credit facilities), the funds necessary to pay the Purchase Price and to consummate the transactions contemplated hereby in accordance with the terms hereof.

6.6	Regulatory Compliance.

Contributor, Novant, their respective Affiliates and their existing facilities and operations are in substantial compliance with all Laws of all Governmental Entities having jurisdiction over Contributor, Novant, their respective Affiliates, their respective facilities and the operation thereof, including all Laws relating to billing and all Laws of or administered by any state regulatory authorities, the Medicare and Medicaid programs (including their respective fiscal intermediaries) and TRICARE, and have filed on a timely basis all reports, data and other information required to be filed with such Governmental Entities.

6.7	Solvency.

Contributor and Novant are not insolvent nor will either of them be rendered insolvent as a result of any of the transactions contemplated by this Agreement. For purposes hereof, the term “solvency” means that: (a) the fair saleable value of Contributor’s or Novant’s (as the case may be) tangible assets is in excess of the total amount of its liabilities (including for purposes of this definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, and disputed or undisputed); (b) Contributor or Novant (as the case may be) is able to pay its debts or obligations in the ordinary course as they mature; and (c) Contributor or Novant (as the case may be) has capital sufficient to carry on its businesses and all businesses which it is about to engage.

6.8	Knowledge of Contributor or Novant.

Neither Contributor, Novant, nor any of their respective Affiliates has knowledge of any fact, condition or circumstance concerning HMA, HMA LP, the Company, the Subsidiaries or any of their Affiliates which constitutes a breach of any representation, warranty or covenant of HMA, HMA LP or the Company set forth in this Agreement, or any document, instrument or agreement delivered pursuant hereto or in connection herewith which is not properly disclosed herein, therein, in the Schedules attached hereto or in the Data Room.

6.9	Investment; Non-Reliance.

Contributor is not acquiring the Purchased Units with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act. Contributor and Novant understand that the Purchased Units have not been registered under the Securities Act or any state securities laws and are being transferred to Contributor, in part, in reliance on the foregoing representation. Contributor and Novant each acknowledge that it is a sophisticated investor and has such knowledge and experience in financial and business matters as to be capable of evaluating independently the merits, risks and suitability of entering into this Agreement and the transactions contemplated hereby. Contributor and Novant are dealing with the HMA LP and the Company on a professional arm’s-length basis and have expertise in assessing tax, legal, jurisdictional, regulatory and other risks associated with entering into this Agreement and the transactions contemplated hereby. Contributor and Novant further acknowledge that they have been, and will continue to be, solely responsible for making their own independent appraisal of and investigations into, and in connection with this Agreement and the transactions contemplated hereby it has made such an independent appraisal of and investigation into, the financial condition, creditworthiness, affairs, status and nature of the Company, the Subsidiaries and the Hospital Facilities and they have not relied, and will not hereafter rely, on HMA, HMA LP, the Company, the Subsidiaries or any Affiliate or representative of HMA, HMA LP, the Company or the Subsidiaries or any other third party with respect to such matters or to update them with respect to such matters or to keep such matters under review on its behalf. Contributor and Novant agree that they are not relying on any financial data, statements, claims, projections, forecasts or other information other than as expressly set forth in Article V in entering into this Agreement or consummating the transactions contemplated hereby.

6.10	No Broker’s Fees.

Contributor and Novant have engaged Shattuck Hammond Partners to act as their investment banker in connection with the negotiation and consummation of this Agreement and the transactions contemplated hereby. Except as set forth in the preceding sentence, neither Contributor, Novant, nor any of their respective Affiliates have employed any investment banker, finder, broker, agent or other intermediary in connection with the negotiation or consummation of this Agreement or of any of the transactions contemplated hereby as to which the Company, HMA, HMA LP, the Subsidiaries or any of their respective Affiliates may have any liability for broker’s, finder’s, financial advisory or similar fees. Contributor and Novant shall be solely responsible for any the payment of any fees or expenses that may be or become payable to Shattuck Hammond Partners as a result of the transactions contemplated hereby.

ARTICLE VII

COVENANTS AND AGREEMENTS

7.1	Transferred Physicians.

(a) Effective as of the date hereof or as soon thereafter as practicable, each Subsidiary (or its Affiliates, if applicable) shall give notice of termination, without cause, of the employment of each of the physicians (i) employed by such Subsidiary or the Hospital Facility operated by such Subsidiary or (ii) who performs services at such Hospital Facility (but is employed by an Affiliate of HMA LP) (each, a “Transferred Physician”). Said notice shall be given in a manner, and provide for an effective date of termination, as set forth in Section 7.1(b) hereof. Contributor or its Affiliates will offer to hire and employ each such Transferred Physician at the same or better rate of compensation and with substantially similar benefits as was paid or provided to such Transferred Physician immediately preceding the Closing, effective as of the date of termination of the Transferred Physician’s employment. Following their employment with Contributor or its Affiliates, as the case may be, Contributor or its Affiliate shall permit each such Transferred Physician who accepts employment with Contributor or its Affiliates to maintain his or her medical staff privileges and practices at the Hospital Facilities at which he or she maintained such privileges and practices prior to his or her employment with Contributor or its Affiliate. Following the Closing, and until January 1, 2011, no Transferred Physician who accepts employment with Contributor or its Affiliates shall be relocated without the mutual consent of such Transferred Physician, HMA LP and Contributor or its Affiliate.

(b) The notice of termination referenced in Section 7.1(a) shall provide for termination of the Transferred Physician’s employment one hundred twenty (120) days after the notice is delivered to the physician; provided, however, if the employment agreement of the Transferred Physician requires more than one hundred twenty (120) days notice to terminate employment without cause, the Subsidiary (or its Affiliates, as applicable) shall either (i) give the requisite notice period specified in the employment agreement, or (b) secure an agreement with the Transferred Physician that his or her employment shall terminate without cause on a date which is one hundred twenty (120) days from the date hereof. All parties recognize hereto that the Contributor will require a period of one hundred twenty (120) days to make an efficient transition of the Transferred Physician to Contributor or its Affiliates, and accordingly have agreed that the Subsidiary or its Affiliates will give one hundred twenty (120) days notice of termination of employment without cause, even if the Transferred Physician’s employment agreement could be terminated without cause on less notice. The period commencing on the date notices of termination are given, and the termination date specified therein, is referred to in this Agreement as the “Transition Period.”

(c) HMA shall provide professional liability coverage, in the same amounts that it was providing immediately prior to the date hereof, to each Transferred Physician for acts occurring prior to the date the Transferred Physician becomes employed by Contributor or its Affiliates. HMA shall provide proof of said insurance for prior acts to Contributor on or before the date Transferred Physician becomes employed by Contributor or its Affiliates.

(d) Neither Contributor nor any of Contributor’s Affiliates shall be responsible for or liable for any obligations or liabilities of the respective medical practices or operations of the Transferred Physicians which accrue, or arise out of acts performed or contracts entered into, before the date of the Transferred Physician becomes an employee of Contributor or its Affiliates, and HMA shall indemnify and hold Contributor and its Affiliates harmless with respect to any expense, costs, damage, claim or liability with respect to the same.

(e) Contributor or its Affiliates will also offer to hire and employ each non-physician employee of a Subsidiary or an Affiliate of HMA whose primary employment duties relate to the practices maintained by the Transferred Physicians, subject to the employee’s meeting and complying with the standard employment policies of Contributor’s Affiliates, in each case at the same rate of compensation and with substantially similar benefits as was paid or provided to such employees immediately preceding the Closing, effective as of the date of employment of the applicable Transferred Physician. Each Subsidiary (or its Affiliates, if applicable), will exercise good-faith efforts to encourage the non-physician employees who provide services at the medical practice of those Transferred Physicians who become employees of Contributor or its Affiliates to also become an employee of Contributor or its Affiliates. Each Subsidiary (or its Affiliates, if applicable) will cooperate to effectuate the efficient transfer of the aforesaid non-physician employees to Contributor or its Affiliates. Any non-physician employee of a Subsidiary or an Affiliate of HMA whose primary employment duties relate to the practices maintained by the Transferred Physicians, and who accepts employment with Contributor or its Affiliates is referred to herein an a “Transferred Employee”)

(f) Between the date hereof and the date the Transferred Physician becomes an employee of Contributor or its Affiliates, each Subsidiary (or its Affiliates, as applicable) will operate the physician practice in the Ordinary Course of Business.

(g) Nothing contained in this Section 7.1 will limit Contributor’s management prerogatives with respect to the Transferred Physicians, or create a right of continued employment for any Transferred Physician or group of employees or create any right of action by any Transferred Physician, any group of Transferred Physicians or any other third party, either jointly or severally.

(h) Notwithstanding anything in this Agreement to the contrary, from and after the Closing, HMA LP and Contributor will each comply in all respects with the group health plan continuation coverage requirements of COBRA.

(i) The Transferred Physicians and the Transferred Employees shall not accrue or earn any benefits under any Plan sponsored by HMA LP or its ERISA Affiliates on and after the date on which they are employed by Contributor or its Affiliates. Upon the commencement of employment with Contributor or an Affiliate, Contributor will assume and agree to be responsible for all accrued vacation time benefits, if any, owed to the Transferred Physicians and the Transferred Employee as of the date employment with HMA LP or an Affiliate ceases, and HMA LP will, within ten (10) days following the commencement of employment, pay to Contributor an amount equal to the accrued vacation time so assumed. If required by law or by the terms of any employment agreement, in lieu of Contributor assuming accrued vacation time and HMA LP making payment to Contributor for such assumption, HMA LP will instead pay the amount of the accrued vacation time to the Transferred Physicians or Transferred Employees who are subject to such laws or employment agreements.

(j) HMA LP hereby covenants and agrees to reimburse Contributor for Physician Losses in the amounts and at the times expressly set forth in this Section 7.1(j). HMA LP shall reimburse Contributor for Physician Losses incurred in calendar years 2008, 2009 and 2010, as set forth in the table below. In no event shall HMA LP’s aggregate liability for Physician Losses exceed $4,000,000 for any calendar year or $12,000,000 in the aggregate. “Physician Losses” means, with respect the Transferred Physicians, the net loss as reflected on the income statement included within the Transferred Physician Financials for the applicable calendar year, as adjusted to reflect a reduction for any amounts allocated by Contributor to Transferred Physicians (as management fees or otherwise) in excess of 12% of net operating revenue of the Transferred Physician Practices for such calendar year.

	2008	2009	2010
Reimbursement by HMA LP to Contributor (as percentage of total Physician Losses for the year indicated)	50%	50%	50%

Maximum reimbursement amount payable by HMA LP for calendar year Physician Losses	$4 million	$4 million	$4 million

Reimbursement Payment Due Date

50% paid on or prior to May 1, 2009, or within ten (10) business days following determination of Physician Losses pursuant to subsection (f), below, if later than May 1, 2009.

50% paid on or prior to May 1, 2010, or within ten (10) business days following determination of Physician Losses pursuant to subsection (f), below, if later than May 1, 2010

		100% paid on or prior to May 1, 2010 or within ten (10) business days following determination of Physician Losses pursuant to subsection (f), below, if later than May 1, 2010	100% paid on or prior to May 1, 2011 or within ten (10) business days following determination of Physician Losses pursuant to subsection (f), below, if later than May 1, 2011

(k) HMA LP’s obligation to reimburse Contributor for Physician Losses occurring during 2008 will be reduced by the amount of any Physician Losses incurred by HMA or any of its Affiliates during the Transition Period (“Transition Period Losses”). No later than November 1, 2008 (or, with respect to any Transferred Physician who accepts employment with Contributor after August 1, 2008, within ninety (90) days following commencement of employment), HMA will deliver to Contributor an internally prepared balance sheet and income statement with respect to the operation of the Transferred Physician Practices (as defined below) during the Transition Period (the “Transition Period Financials”), together with its calculation of Transition Period Losses. The Transition Period Financials will be prepared by HMA in accordance with GAAP, and will conform to the standards described in Section 5.4. In connection therewith, HMA will provide to Contributor upon request copies of all of the work papers utilized or prepared in the preparation of the Transition Period Financials and will cooperate fully and completely in responding to reasonable questions and requests for information submitted by Contributor in connection with its review of the Transition Period Financials, and will provide Contributor, upon reasonable advance notice, with full reasonable access to all books and records of HMA and its Affiliates to the extent related to the preparation of the Transition Period Financials.

(l) No later than March 1 2009, 2010, and 2011, Contributor will deliver to HMA LP an internally prepared balance sheet and income statement with respect to the operation of the practices of the Transferred Physicians (the “Transferred Physician Practices”) as of and for the immediately preceding calendar year (the “Transferred Physician Financials”), together with its calculation of Physician Losses for such calendar year. Contributor’s calculation of Physician Losses for 2008 will give effect to the credit for Transition Period Losses pursuant to subsection (k). The Transferred Physician Financials will be prepared by Contributor in accordance with GAAP, and will conform to the standards described in Section 5.4. In connection therewith, Contributor will provide to HMA LP upon request copies of all of the work papers utilized or prepared in the preparation of the Transferred

Physician Financials and will cooperate fully and completely in responding to reasonable questions and requests for information submitted by HMA LP in connection with its review of the Transferred Physician Financials, and will provide HMA LP upon reasonable advance notice, with full reasonable access to all books and records of Contributor and its Affiliates to the extent related to the preparation of the Transferred Physician Financials.

(m) If HMA LP disputes any entry on the Transferred Physician Financials that materially affects the calculation of Physician Losses, or if Contributor disputes any entry on the Transition Period Financials that materially affects the calculation of Transition Period Losses, the disputing party (the “Disputing Party”) shall notify the other party (the “Delivering Party”) of such dispute in writing within forty-five (45) calendar days after the Delivering Party’s receipt of the Transferred Physician Financials or the Transition Period Financials, and the delivery to the Disputing Party of such additional information it requests in accordance with this Section, provided the request is submitted to the Delivering Party within thirty (30) days of the Disputing Party’s receipt of the Transferred Physician Financials or the Transition Period Financials. If the parties cannot resolve such dispute within sixty (60) calendar days after the Disputing Party notifies the Delivering Party in writing of such dispute, then the parties will submit the dispute to an independent accounting firm jointly selected by them for review and resolution. If the parties are unable to choose a mutually acceptable accounting firm to resolve the dispute, the dispute will be submitted to the national office of Deloitte & Touche for resolution of the dispute. The accounting firm chosen to resolve the dispute is herein referred to as the “Accounting Firm.” The submission of the dispute to the Accounting Firm shall be accompanied by a statement from each party setting forth the proposed calculation of the Physician Losses or the Transition Period Losses, together with such additional information that each party desires to submit to the Accounting Firm in support of the Physician Losses or the Transition Period Losses. HMA LP and Contributor will use reasonable efforts to cause the Accounting Firm to render its decision as soon as practicable within the date the dispute is submitted to it, including without limitation by promptly complying with all reasonable requests by the Accounting Firm for information, books, records, or similar items. The Accounting Firm will make a final determination as soon as practicable, which determination shall be in writing and submitted to both HMA LP and the Contributor. The decision of the Accounting Firm shall be conclusive and binding as between HMA LP and the Contributor, and the costs of such review shall be shared equally by HMA LP and the Contributor. HMA L.P. will pay the undisputed portion of any Physician Losses that it is required to reimburse on or prior to May 1, 2009, 2010, or 2011, as described above. Any disputed amounts, plus interest at the rate of eight percent (8%) per annum from the May 1 date that the payment would have been due had HMA LP not initiated the dispute, shall be paid within ten (10) days of the date of the decision of the Accounting Firm.

(n) Effective upon such dates on which a Transferred Physician accepts employment with Contributor, and in consideration of the payment made at the Closing and allocated to the PPM Assets, HMA LP will cause its applicable Affiliate to transfer and assign to Contributor, or its designated Affiliate, (i) all of the equipment, furniture and furnishings, including medical equipment, computers, and other data processing equipment, and related software (to the extent transferable) owned by the applicable Affiliates of HMA LP and used exclusively in the applicable Transferred Physician Practices, and (ii) all contracts and agreements, including leases, to which the applicable Affiliates of HMA LP are a party and which relate exclusively to the applicable Transferred Physician Practices (collectively, the “PPM Assets”); provided, however, in the event a lease agreement or other contract is with a Transferred Physician, or an Affiliate or family member of the Transferred Physician, and is reasonably determined by Contributor or its Affiliate to not be on fair market value terms or to give rise to a reasonable regulatory concern, Contributor or its Affiliate shall have the option to not accept assignment of said contract and to negotiate a new contract with the Transferred Physician, his Affiliate or family member. Upon the transfer of the PPM Assets, HMA LP will cause to be delivered to Contributor, or any Affiliate designated by it, bills of sale and instruments of assignment as reasonably necessary to reflect the transfer and assignment of the PPM Assets to Contributor, or its designated Affiliate, and Contributor or its designated Affiliate shall agree to assume and be responsible for the PPM Assets from and after the date of transfer. Notwithstanding the foregoing, the PPM Assets will not include (i) email software, server client access licenses, Microsoft SQL licenses, Microsoft SQL client access licenses, and Symantec antivirus server and client licenses; (ii) IBM AS400 servers; or (iii) national or regional contracts of HMA LP or any Affiliate which are made available to a Transferred Physician Practice by virtue of it or a related entity being an affiliate of HMA LP or its Affiliates. In the event substantially all of the Transferred Physicians do not accept employment with Contributor or its Affiliates, the parties will negotiate in good faith to re-allocate the Purchase Price to reflect the fair market value of the PPM Assets acquired by Contributor or its Affiliates.

7.2	Confidentiality.

Subsequent to Closing, any party hereto in receipt of any Confidential Information (each, the “Receiving Party”) from any other party hereto or its Affiliates (each, the “Disclosing Party”) will, and will use its commercially reasonable efforts to cause its Affiliates, employees, representatives and agents to, hold in strict confidence such Confidential Information, unless compelled to disclose the same by judicial or administrative process or, in the opinion of counsel, by other requirements of Law; provided, however, that in either such case the Receiving Party will provide the Disclosing Party with prompt prior notice thereof so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 7.2. In the event that such protective order or other remedy is not obtained, or the Disclosing Party waives compliance with the provisions hereof, the Receiving Party will furnish only that portion of Confidential Information which, in the opinion of the Receiving Party’s counsel, is required, and the Receiving Party will exercise best efforts to obtain reliable assurance that confidential treatment will be accorded such of the disclosed Confidential Information as the Disclosing Party so designates. The Receiving Party will not otherwise disclose Confidential Information to any Person other than Affiliates, employees, or representatives and agents of the Receiving Party, except with the consent of the Disclosing Party. The Receiving Party’s obligations under this Section 7.2 will survive Closing, and at any time upon request of the Disclosing Party, the Receiving Party will promptly return or cause to be returned to the Disclosing Party all documents and all copies thereof held by the Receiving Party, or its Affiliates, employees, representatives or agents, containing Confidential Information, including notes, memoranda and other materials, in all media, except such as may reasonably be needed by either party to support claims or potential claims with respect to an alleged breach of the other party’s covenants or warranties hereunder. The Receiving Party recognizes that any breach of the provisions of this Section 7.2 would result in irreparable harm to the Disclosing Party and its Affiliates and, therefore, that the Disclosing Party will be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash or otherwise, in addition to all of its other legal and equitable remedies.

7.3	Cooperation.

For a period of five (5) years after Closing, upon reasonable notice, during normal business hours and at the expense of the requesting party, each party will, to the extent necessary to facilitate concluding the transactions contemplated hereby, audits, compliance with Laws and the requirements of Governmental Entities and the prosecution or defense of third party claims, and to the extent that it does not materially interfere with its business operations: (i) execute or cause to be executed documents and instruments reasonably requested by the other and relating to the transactions contemplated hereby; (ii) afford to the representatives of the other, including its counsel and accountants, reasonable access to such records and information as may be available relating to the Company, the Subsidiaries and the Hospital Facilities for periods prior to Closing, and reasonable access to its officers and employees; and (iii) cooperate, and use its commercially reasonable efforts to cause its officers and employees to cooperate, with the other and with appropriate Governmental Entities and other third parties, in furnishing information, evidence, testimony and other reasonable assistance.

7.4	Taxes.

(a) HMA will pay (a) all taxes of the Subsidiaries for all taxable periods ending on or before the Closing Date; (b) any and all taxes of any Person imposed on a Subsidiary as a transferee or successor, by contract, or otherwise for all taxable periods ending on or before the Closing Date, including the Pre-Closing Tax Period; and (c) all taxes of the Subsidiaries for all taxable periods ending after the Closing Date for the portion, through the end of the Closing Date, for any taxable period that includes (but does not end on) the Closing Date (the “Pre-Closing Tax Period”). Any withholding tax for which the Subsidiaries are liable with respect to a payment made on or before the Closing Date shall be considered subject to the preceding sentence.

(b) In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any taxes of a Subsidiary will be pro-rated and determined based on the amount of the tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator is the number of days occurring in such Straddle Period.

(c) Neither the Company, any Subsidiary, nor Contributor or its Affiliates shall have any liability for taxes directly or indirectly resulting from (i) the conversion of each Subsidiary to a limited liability company prior to the Closing, (ii) the transfer of the Subsidiaries to the Company, and (iii) the distribution of Contributor’s capital contribution from the Company to HMA LP as described in the LLC Agreement, (including but not limited to any successor liability with respect to such taxes), and HMA shall indemnify and hold harmless Contributor, the Company, and any such Subsidiary from and against the tax liability as a result of said conversion.

7.5	Release of Encumbrances.

HMA and HMA LP jointly and severally covenant and agree to secure from the agent administering HMA’s secured credit facility the full and effective release of any Encumbrances in favor of such agent or the lenders under the secured credit facility with respect to the Hospital Facilities, assets utilized by the Company or the Hospital Facilities, and shares or other ownership interests in the Company and in the Subsidiaries within five (5) days following the date hereof, and to cause the same to be filed in the appropriate public offices within ten (10) days thereafter. HMA and HMA LP further covenant and agree to secure, within sixty (60) days following the date hereof, the full and effective release of any other Encumbrances with respect to the Hospital Facilities or assets utilized by them that are not Permitted Encumbrances, and promptly cause the same to be filed in all appropriate public offices. HMA and/or HMA LP will deliver evidence of each release required under this Section to Contributor within ten (10) days of the date it is obtained and where applicable, recorded.

ARTICLE VIII

INDEMNIFICATION

8.1	Indemnification by HMA LP and HMA.

(a) From and after the Closing to the extent provided by this Article VIII, and except for matters as to which Contributor is obligated to indemnify the Company, HMA LP, and HMA as provided by Section 8.2, HMA LP, and HMA for themselves and their respective successors and permitted assigns, hereby jointly and severally indemnify and hold harmless Contributor and its officers, directors, employees, agents and Affiliates (“Contributor Indemnified Parties”) against any Losses suffered by the Company or a Subsidiary (to the extent of the Contributor’s percentage ownership interest in the Company, or its indirect percentage ownership interest in a Subsidiary), or by the Contributor Indemnified Parties, caused by, arising out of or resulting from:

(i) the breach of any representation or warranty of the Company or HMA LP contained in this Agreement;

(ii) the breach or nonfulfillment of any agreement or covenant of the Company or HMA LP contained in this Agreement; or

(iii) the operation of the Transferred Physician Practices or the PPM Assets prior to the date on which a Transferred Physician accepts employment with Contributor or an Affiliate of Contributor.

Notwithstanding the foregoing, neither HMA LP or HMA will have any indemnification obligation under clause (a)(i) or (a)(ii) of the preceding paragraph unless and until the aggregate amount of all of such Losses exceeds $500,000 (the “Threshold Amount”) (after which time the entire amount of such Losses occurring hereunder will be indemnifiable), and provided that no claims for indemnification under clause (a)(i) or (a)(ii) of the preceding paragraph will be asserted (regardless of whether the Threshold Amount has been satisfied) unless the amount of any such claim exceeds $10,000. The Company and HMA LP shall be entitled to set off any amount owed to the Company, HMA LP or their respective Affiliates by Contributor or its Affiliates against any amount that is otherwise due Contributor hereunder. In no event shall the Company’s and HMA LP’s collective, aggregate liability for any Losses of the Contributor Indemnified Parties under this Section exceed (i) fifty percent (50%) of the portion of the Purchase Price allocated to a Subsidiary with respect to claims for indemnification related to one or more Subsidiaries; (ii) fifty percent (50%) of the entire Purchase Price with respect to claims for indemnification related to the Company as a whole; (iii) 100% of the Purchase Price for indemnification claims arising under Section 8.1(a)(iii), 7.5(c), or breach of the representations and warranties set forth in Sections 5.22 or 5.24.

8.2	Indemnification by Contributor.

From and after the Closing to the extent provided by this Article VIII, and except for matters as to which the Company, HMA LP, or HMA are obligated to indemnify the Contributor Indemnified Parties as provided by Section 8.1, Contributor and Novant, for themselves and their successors and permitted assigns, hereby jointly and severally indemnify and hold harmless the Company, HMA LP and their respective officers, directors, managers, employees, agents and Affiliates (the “HMA Indemnified Parties”) against any Losses suffered by the HMA Indemnified Parties caused by, arising out of or resulting from:

(a) the breach of any representation or warranty of Contributor or Novant contained in this Agreement;

(b) the breach or nonfulfillment of any agreement or covenant of Contributor or Novant contained in this Agreement; or

(c) the operation of the Transferred Physician Practices or the PPM Assets on or after the date on which a Transferred Physician accepts employment with Contributor or an Affiliate of Contributor.

The Contributor shall be entitled to set off any amount owed to it by the Company, HMA LP, or HMA against any amount that would otherwise be due to the Company, HMA LP, or HMA.

8.3	Indemnification Procedure.

(a) Any claim for indemnification with respect to any Loss arising out of the matters described in Section 8.1 or 8.2, must be asserted by the Contributor Indemnified Parties or the HMA Indemnified Parties, as appropriate, within twenty four (24) months after the date hereof or it will be barred; provided, however, that any claims for breach of any covenant or agreement made in this Agreement shall survive Closing and may be asserted at any time within one (1) year following the last date on which such covenant or agreement is to be performed hereunder or twenty four (24) months after the date hereof, whichever is longer.

(b) As used in this Article VIII, the term “Losses” does not include: (i) any amounts recovered from any surety, insurance carrier or third party obligor, nor the cost of maintaining any surety or insurance policies; or (ii) any cost or expense previously counted in determining Losses. The indemnified party agrees to submit in a timely manner to any applicable surety, insurance carrier or third party obligor all claims for indemnifiable Losses for which such entity may have liability.

(c) As a condition precedent to a claim under this Article VIII, an indemnified party will promptly give to an indemnifying party notice of any matter which the indemnified party has determined has given or could give rise to a right of indemnification under this Agreement, which notice will specify in reasonable detail the nature of the claim and the basis for indemnification. If a claim by a third party is made against an indemnified party, and if such indemnified party intends to seek indemnity with respect thereto, the indemnified party will promptly give the indemnifying party notice of such claim. The indemnifying party will have thirty (30) days after receipt of such notice to assume and control the defense of such third-party claim at its expense and through counsel of its choice reasonably satisfactory to the indemnified party. If the indemnifying party elects not to defend against such third-party claim, then it will promptly so notify the indemnified party and, in such event (and even in the absence of such notice), the indemnified party will thereupon be entitled, at its option, to assume and control the defense of such claim at its expense and through counsel of its choice. If the indemnifying party exercises its right to undertake the defense against any such claim as herein provided, the indemnified party will cooperate with the indemnifying party in such defense and make available to the indemnifying party all pertinent records, materials and information in its possession or under its control relating thereto as is reasonably requested by the indemnifying party. No third-party claim which is being assumed and defended in good faith by the indemnifying party will be settled by the indemnified party without the consent of the indemnifying party.

(d) The indemnifying party will be subrogated to any and all defenses, claims and setoffs that the indemnified party asserted or could have asserted against the third party making a claim. The indemnified party will execute and deliver to the indemnifying party such documents as may be reasonably necessary to establish by way of subrogation the ability and right of the indemnifying party to assert such defenses, claims and setoffs.

8.4	Contributor’s Exclusive Remedy.

Except for fraud or intentional misrepresentation, the indemnification provisions in Section 8.1 of this Agreement shall provide the sole and exclusive remedy of Contributor, its Affiliates, and any of their officers, directors, employees, stockholders, agents and representatives with respect to any and all Losses of any kind or nature whatever incurred because of or resulting from or arising out of this Agreement, the transactions contemplated hereby, the Company, Subsidiaries and the Hospital Facilities.

ARTICLE IX

IN GENERAL

9.1	Public Disclosure.

Notwithstanding anything herein to the contrary, each of the parties agrees that, except as may be required to comply with the requirements of any Law, and the rules and regulations of each stock exchange upon which the securities of any of the parties (or its Affiliates) is listed, no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by Contributor and HMA LP.

9.2	Costs of Transaction.

Whether or not the transactions contemplated hereby are consummated and except as otherwise expressly provided herein, each party will bear the fees, expenses and disbursements of itself and its Affiliates, agents, representatives, accountants, qualified intermediaries, counsel and bankers incurred in connection with the subject matter hereof. Notwithstanding the foregoing, if any Governmental Entity seeks to challenge the transactions contemplated hereby, HMA LP and Contributor shall share the expense of defending any such challenge 73% by HMA LP and 27% by Contributor.

9.3	Enforcement Expenses.

In the event any party elects to incur legal expenses to enforce, defend or interpret any provision of this Agreement, as between it and any other party, the prevailing party will be entitled to recover from the other party such legal expenses, including reasonable attorneys’ fees, costs and necessary disbursements, in addition to any other relief to which such party may be entitled.

9.4	Notices.

Any notice, demand or communication required, permitted or desired to be given hereunder will be in writing and will be deemed effectively given when personally delivered, when received by telegraphic or other electronic means (including telecopy and telex) or overnight courier, or five days after being deposited in the United States mail, with postage prepaid thereon, by certified or registered mail, return receipt requested, addressed as follows:

If to Contributor:

Foundation Health Systems Corp.

2085 Frontis Plaza Boulevard

Winston-Salem, North Carolina 27103

Attention: President

Facsimile: 336-718-9860

with a copies to:

Novant Health, Inc.

2085 Frontis Plaza Boulevard

Winston-Salem, North Carolina 27013

Attention: Paul M. Wiles, President and Chief Executive Officer

and

Novant Health, Inc.

2085 Frontis Plaza Boulevard

Winston-Salem, North Carolina 27103

Attention: Lawrence U. McGee, Senior Vice President and General Counsel

Facsimile: 336-277-9440

if to HMA LP or the Company:

Health Management Associates, Inc.

5811 Pelican Bay Boulevard, Suite 500

Naples, Florida 34108-2710

Attention: Burke W. Whitman, President and Chief Executive Officer

Facsimile: (239) 597-5794

with a copy to:

Health Management Associates, Inc.

5811 Pelican Bay Boulevard, Suite 500

Naples, Florida 34108-2710

Attention: Timothy R. Parry, Esq., Senior Vice President

and General Counsel

or to such other address, and to the attention of such other Person or officer as any party may designate by notice given in like manner.

9.5	Schedules and Other Instruments.

Each Schedule, certificate provided hereunder, written disclosure required hereby or referenced herein is incorporated by reference into this Agreement and will be considered a part hereof as if set forth herein in full; provided, however, that information set forth on any

Schedule, certification or written disclosure constitutes a representation and warranty of the party providing the same and not the mutual agreement of the parties as to the facts therein stated. Any fact disclosed in any Schedule shall be deemed to be disclosed with respect to all of the representations and warranties contained in Article V. The Company shall have the right to update the contents of any Schedule or the Data Room prior to Closing.

9.6	Governing Law.

This Agreement will be governed by and construed in accordance with the Laws of the State of North Carolina without regard to its conflicts of laws rules. Venue of any actions to enforce this Agreement shall be in the state and federal courts located in North Carolina.

9.7	Waiver of Jury Trial.

Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this agreement or the other Transaction Documents. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this agreement and the other Transaction Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.7.

9.8	Benefit; Assignment.

Subject to express provisions herein to the contrary, this Agreement will inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns, and the rights and obligations of the parties hereunder will survive the sale or other transfer of substantially all of the capital stock or assets of any party or a change in control of any party. No party may assign any of its rights or obligations under this Agreement without the express consent of each of the other parties.

9.9	No Rights in Third Parties.

Nothing contained in this Agreement will be construed as giving rise to any right to enforce its provisions to any Person not a party to this Agreement under any legal theory.

9.10	Waivers and Consents.

Except for the waiver of any condition to Closing, any waiver of any provision of this Agreement and any consent given hereunder must be in writing signed by the party sought to be bound. The waiver by any party of breach or violation of any provision of this Agreement will not operate as, or be construed to constitute, a waiver of any subsequent breach or violation of the same or any other provision hereof.

9.11	Severability.

In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality or unenforceability will in no event affect, prejudice or disturb the validity of the remainder of this Agreement, which will be and remain in full force and effect, enforceable in accordance with its terms.

9.12	Inferences.

Inasmuch as this Agreement is the result of negotiations among sophisticated parties of equal bargaining power represented by counsel, no inference in favor of, or against, any party will be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.

9.13	Headings.

The Article and Section headings of this Agreement are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret or construe the intention of the parties.

9.14	Entire Agreement; Amendment.

This Agreement supersedes all prior agreements and constitutes the entire agreement of whatsoever kind or nature existing among the parties representing the within subject matter, and no party will be entitled to benefits other than those specified herein. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained herein and no others. All prior representations or agreements, whether written or oral, are superseded unless and until made in writing and signed by the party sought to be charged therewith. This Agreement may be amended, and the terms hereof may be modified, only by a writing executed by each party hereto, and any matter referred to herein as mutually agreed to or designated by the parties must be evidenced by such a writing.

9.15	Tax and Medicare Advice and Reliance.

Except as expressly provided in this Agreement, none of the parties (nor any of the parties’ respective counsel, accountants or other representatives) has made or is making any representations to any other party (or to any other party’s counsel, accountants or other representatives) concerning the consequences of the transactions contemplated hereby under applicable tax laws or under the laws governing the Medicare program. Each party has relied solely upon the tax and Medicare advice of its own employees or of representatives engaged by such party and not on any such advice provided by any other party hereto.

9.16	Counterparts.

This Agreement, and any document or instrument required or permitted hereunder, may be executed in counterparts (including by means of facsimile), each of which will be deemed an original and all of which together will constitute but one and the same instrument.

(Signatures appear on next page)

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers, all as of the date and year first above written.

CAROLINAS HOLDINGS, LLC

By:	/s/ Timothy R. Parry
Its:	Senior Vice President

HEALTH MANAGEMENT ASSOCIATES, INC.

By:	/s/ Timothy R. Parry
Its:	Senior Vice President

CAROLINAS JV HOLDINGS, L.P.

By:	/s/ Timothy R. Parry
Its:	Senior Vice President of GP

FOUNDATION HEALTH SYSTEMS CORP.

By:	/s/ Gregory J. Beier
Its:	President

NOVANT HEALTH, INC.

By:	/s/ Paul M. Wiles
Its:	President

Below is an index of exhibits and schedules to the Agreement. A copy of any such exhibit or schedule shall be furnished supplementally by Health Management Associates, Inc. to the Securities and Exchange Commission upon request.

INDEX OF EXHIBITS AND SCHEDULES

Exhibit I	Subsidiaries and Hospital Facilities

Schedule 3.2	Purchase Price Allocation

Schedule 5.4	Financial Statements

Schedule 5.5	Permitted Encumbrances

Schedule 5.9	Contracts

Schedule 5.11	Insurance

Schedule 5.12	Employee Benefit Plans

Schedule 5.16	Recent Events

Schedule 5.22	Payor Participation

Schedule 5.24	Healthcare Matters

Schedule 5.25	Affiliate Transactions